UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

BRANDYWINE OPERATING PARTNERSHIP, L.P.

(Exact name of issuer as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2006, our Compensation Committee approved amendments to our Executive Deferred Compensation Plan (the “EDC Plan”). We have attached a copy of the EDC Plan, as amended, as an exhibit to this Form 8-K.

The amendments: (1) expand the forms of compensation that participating executives and trustees may elect to defer into the EDC Plan to include equity-based awards, (2) provide that amounts invested in a Brandywine common share fund (the “Company Share Fund”) available under the EDC Plan are payable to participants solely in the form of Brandywine common shares, (3) restrict the ability of participants to diversify the investment of amounts credited to the Company Share Fund, (4) permit participants to elect to receive dividends payable with respect to Company Share Fund credits currently in cash and (5) make technical amendments intended to conform the EDC Plan to the tax law requirements applicable to deferred compensation.

The EDC Plan affords our participating executives and trustees the ability to defer a portion of their base salary and bonus (or, in the case of our trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

One of the deemed investment options, through the Company Share Fund, is a hypothetical investment fund consisting of our common shares. Because the EDC Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. Effective for compensation deferred after 2006, all deferrals that are deemed invested in the Company Share Fund will continue to be deemed invested in the Company Share Fund until distribution and will not be eligible to be diversified into (i.e., transferred into) other investment funds. All deferred equity grants will be deemed invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in the form of Brandywine common shares.

In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the EDC Plan. We are not entitled to a deduction until such amounts are distributed.

Item 9.01. Financial Statements and Exhibits.

10.1	Amended and Restated Executive Deferred Compensation Plan

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE OPERATING PARTNERSHIP, L.P., BY: BRANDYWINE REALTY TRUST, GENERAL PARTNER
Date: December 26, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Office